Exhibit 23.2

Consent of Independent Auditors

The consolidated financial statements of Wichita Falls Bancshares, Inc., which comprise the balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2024, 2023, and 2022, and the related notes to the financial statements included in the Registration Statement on Form S-4 for Investar Holding Corporation, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein. We consent to the inclusion in the Registration Statement on Form S-4 of our report, dated March 28, 2025, on our audit of the financial statements of Wichita Falls Bancshares, Inc.

/s/ Eide Bailly LLP

Tulsa, Oklahoma
September 12, 2025